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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                          VELOCITY EXPRESS CORPORATION

                                    ARTICLE I

         The name of this corporation is Velocity Express Corporation.

                                   ARTICLE II

         The address of the registered office of this Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("GCL").

                                   ARTICLE IV

A.       Authorized Capital Stock.

         This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this Corporation is authorized to issue is Two Hundred Million (200,000,000) shares. Of such shares, One Hundred Fifty Million (150,000,000) shall be Common Stock, par value $.004 per share and Fifty Million (50,000,000) shall be Preferred Stock, par value $.004 per share. The voting powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the Common Stock and the Preferred Stock are as set forth in this Article IV.

B.       Common Stock.

         Section 1. The Common Stock shall be subject to the express terms of any series of Preferred Stock set forth herein or as set forth in the Preferred Stock Designation (as defined below in Section 4.5 of this Article 4) relating thereto. Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are generally entitled to vote. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

         Section 2. No holder of shares of capital stock of the Corporation shall have any cumulative voting rights.

         Section 3. No holder of shares of any class of capital stock of the Corporation shall be entitled as such, as a matter of right hereunder, to subscribe for, purchase or receive any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into or

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exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

C.       Preferred Stock.

         Section 1. The Board of Directors of the Corporation is hereby expressly authorized to create and provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the GCL (hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

         (A) the designation of and the number of shares constituting such series, which number the Board of Directors may thereafter (except as otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding or reserved for issuance);

         (B) the dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, the conditions and dates upon which such dividends, if any, shall be payable, and whether such dividends, if any, shall be cumulative or non-cumulative;

         (C) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

         (D) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

         (E) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of the such conversion or exchange;

         (F) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

         (G) the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

         (H) the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

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         (I) any other relative rights, preferences and limitations of that series.

         Section 2. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, powers, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with or senior to any of those of any present or future class or series of Preferred Stock or Common Stock.

         Section 3. Subject to compliance with applicable protective provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series F Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

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D.       Convertible Preferred Stock Designations.

         Section 1. Designation and Amount. The number of authorized shares of Preferred Stock of the following series shall be:

         (i) 10,000,000 shares of Series B Preferred Stock, par value $.004 per share (the "Series B Preferred Stock");

         (ii) 5,000,000 shares of Series C Preferred Stock, par value $.004 per share (the "Series C Preferred Stock");

         (iii) 3,000,000 shares of Series D Preferred Stock, par value $.004 per share (the "Series D Preferred Stock"); and

         (iv) 1,200,000 shares of Series F Preferred Stock, par value $.004 per share (the "Series F Preferred Stock".

         Together, the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series F Preferred Stock shall constitute the "Initially Designated Preferred Stock".

         The Initially Designated Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank senior to the Common Stock and to each other series or class of capital stock of the Corporation now, or hereafter established, which is not, by its terms, senior or pari passu to the Initially Designated Preferred Stock (collectively, the "Junior Securities"). The definition of Junior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities. Each series of the Initially Designated Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution, and winding up (except for those liquidation preferences set forth in Section 3), rank pari passu with each other series of the Initially Designated Preferred Stock.

         Section 2. Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of Preferred Stock at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of shares of the Preferred Stock which are convertible into shares of Common Stock had all such shares of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

         Section 3. Liquidation Preference. Upon liquidation, dissolution and winding up of the Corporation (whether voluntary or involuntary) (a "Liquidation Event"), the Corporation shall pay to the holders of the Preferred Stock (unless otherwise provided for in the resolution or resolutions creating such stock) the aggregate Liquidation Value attributable to such shares (each, a "Share") plus any unpaid dividends thereon. If upon any such Liquidation Event, the

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Corporation's assets to be distributed among the holders of the Junior
Securities, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series F Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata to the holders of Series D Preferred Stock and Series F Preferred Stock in an amount up to the Liquidation Value (plus any unpaid dividends thereon); thereafter, if any of the Corporation's assets remain that have not been distributed to the holders of Series D Preferred Stock and Series F Preferred Stock, such remaining assets shall be distributed pro rata among the holders of Series B Preferred Stock and Series C Preferred Stock based upon the aggregate Liquidation Value (plus any unpaid dividends thereon) attributable to each such holder; thereafter, if any of the Corporation's assets remain that have not been distributed, such remaining assets shall be distributed pro rata among the holders of the Junior Securities based upon the aggregate Liquidation Value (plus any unpaid dividends thereon) attributable to each such holder. Not less than sixty (60) days prior to the payment date stated therein, the Corporation shall mail written notice of any such Liquidation Event to each record holder of Series D Preferred Stock and Series F Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such Liquidation Event. A Change of Control shall not be deemed a Liquidation Event for purposes of this Section 3.

         Section 4. Redemptions.

                  4A. Mandatory Redemption. For Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock (together, the "Mandatory Redemption Stock"), subject to the provisions of this
         Section 4, on:

                  (i) May 31, 2006 for Series B Preferred Stock;

                  (ii) August 31, 2006 for Series C Preferred Stock; and

                  (iii) March 1, 2007 for Series D Preferred Stock;

         (each of the above dates is a "Redemption Date"), the Corporation will be required to redeem each outstanding Share of the appropriate series of Mandatory Redemption Stock at a price equal to the Liquidation Value per such Share.

                  4B. Redemption Payments. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in cash immediately available funds equal to the Liquidation Value of such Share (plus all unpaid dividends thereon) (the "Redemption Price"). If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to pay the Redemption Price for the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder (plus an amount equal to all accrued and unpaid

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         dividends thereon). At any time thereafter when additional funds of the
         Corporation are legally available for the redemption of Shares, such funds shall immediately be used to pay the balance of the cash portion of the Redemption Price for the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

                  4C. Notice of Redemption. Each holder of affected Mandatory Redemption Stock shall give written notice of its election to exercise its redemption rights under Section 4A above to the Corporation not more than thirty (30) nor less than ten (10) days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.

                  4D. Dividends After Redemption Date. No Share shall be entitled to any dividends declared after the date on which the Redemption Price of such Share is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

                  4E. Reacquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired and resume the status of authorized but unissued shares of Preferred Stock and shall not be reissued, sold or transferred.

                  4F. Change of Control.

                           (i) Promptly after the occurrence of a Change of
                  Control (the date of such occurrence being the "Change of Control Date"), the Corporation shall commence (or cause to be commenced) an offer to purchase all outstanding shares of Initially Designated Preferred Stock pursuant to the terms described in Section 4F(iv) (the "Change of Control Offer") at a purchase price equal to the Liquidation Value for each Share (plus any unpaid dividends thereon) (the "Change of Control Amount") on the Change of Control Payment Date, and shall purchase (or cause the purchase of) any Shares of Initially Designated Preferred Stock tendered in the Change of Control Offer pursuant to the terms hereof.

                           (ii) At the option of each holder of Initially
                  Designated Preferred Stock, the Change of Control Amount payable to such holder shall be payable (i) in cash, (ii) in a number of shares of Common Stock (or the securities of the entity into which the Common Stock became converted or was exchanged in connection with the Change of Control) determined by dividing the portion of the Change of Control Amount that would otherwise be paid in cash (and which the holder has elected to receive in shares) by the Conversion Price in effect as of the date on which the Change of Control occurred (which will determine the number of shares of the Corporation that the holder would receive, which shall then be used to determine the number of shares of the successor entity, if

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                  applicable, that the holder is entitled to receive), or (iii)
                  in a combination of cash and such shares.

                           (iii) If a holder elects to receive the Change of
                  Control Amount in cash, prior to the mailing of the notice referred to in Section 4F(iv), but in any event within 20 days following the date on which a Change of Control has occurred, the Corporation shall (A) promptly determine if the purchase of the Initially Designated Preferred Stock for cash would violate or constitute a default under the Indebtedness of the Corporation and (B) either shall repay to the extent necessary all such Indebtedness of the Corporation that would prohibit the repurchase of the Initially Designated Preferred Stock pursuant to a Change of Control Offer or obtain any requisite consents or approvals under instruments governing any Indebtedness of the Corporation to permit the repurchase of the Initially Designated Preferred Stock for cash. The Corporation shall first comply with this Section 4F(iii) before it shall repurchase for cash any Initially Designated Preferred Stock pursuant to this Section 4F.

                           (iv) Within 20 days following the date on which a
                  Change in Control has occurred, the Corporation shall send, by first-class mail, postage prepaid, a notice (a "Change of Control Notice") to each holder of Initially Designated Preferred Stock. If applicable, such notice shall contain all instructions and materials necessary to enable such holders to tender Initially Designated Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

                                    (A) that a Change of Control has occurred,
                           that a Change of Control Offer is being made pursuant to this Section 4F and that all Initially Designated Preferred Stock validly tendered and not withdrawn will be accepted for payment;

                                    (B) the purchase price (including the amount
                           of accrued dividends, if any) and the purchase date (which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

                                    (C) that holders electing to have any Share
                           purchased pursuant to a Change of Control Offer will be required to surrender stock certificates representing such Shares, properly endorsed for transfer, at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date;

                                    (D) that holders will be entitled to
                           withdraw their election if the Corporation receives, not later than five business days prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the number of shares of Initially Designated Preferred Stock the holder delivered for purchase and a statement that such holder is withdrawing its election to have such Shares purchased;

                                    (E) that holders who tender only a portion
                           of the Shares represented by a certificate delivered will, upon purchase of the Shares tendered, be issued a new certificate representing the unpurchased Shares; and

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                                    (F) the circumstances and relevant facts
                           regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control).

                           (v) The Corporation will comply with any tender offer
                  rules under the Exchange Act which may then be applicable in connection with any offer made by the Corporation to repurchase the Shares as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions hereof, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligation hereunder by virtue thereof.

                           (vi) On the Change of Control Payment Date, the
                  Corporation shall (A) accept for payment the Shares validly tendered pursuant to the Change of Control Offer, (B) pay to the holders of Shares so accepted the purchase price therefor, at the option of each such holder, in cash or Common Stock (or the securities of the entity into which the Common Stock became converted in connection with the Change of Control) as provided in Section 4F(ii) above and (C) cancel each surrendered certificate and retire the shares represented thereby. Unless the Corporation defaults in the payment for the Shares tendered pursuant to the Change of Control Offer, all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor on the Change of Control Payment Date.

                           (vii) To accept the Change of Control Offer, the
                  holder of a Share shall deliver, prior to the close of business on the business day prior to the Change of Control Payment Date, written notice to the Corporation (or an agent designated by the Corporation for such purpose) of such holder's acceptance, together with certificates evidencing the Shares with respect to which the Change of Control Offer is being accepted, duly endorsed for transfer.

         Section 5. Voting Rights.

                  5A. Election of Directors. In the election of directors of the Corporation, the holders of the Series B Preferred Stock, voting separately as a single class to the exclusion of all other classes or series of the Corporation's capital stock and with each share of Series B Preferred Stock entitled to one vote, shall be entitled to elect one
         (1) director to serve on the Corporation's Board of Directors until his successor is duly elected by the holders of the Series B Preferred Stock or he or she is removed from office by the holders of the Series B Preferred Stock or the shareholders for cause in the manner provided by law. If the holders of the Series B Preferred Stock for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series B Preferred Stock elect a director to fill such position and shall not be filled by resolution or vote of the Corporation's Board of Directors or the Corporation's other stockholders. For so long as 20% of the Series B Preferred Stock originally issued by UST and assumed by the Corporation remains outstanding the Corporation's Board of Directors shall not consist of more than nine (9) directors without the prior written approval of the holders of two-thirds of the outstanding shares of the Series B Preferred Stock. For so long as the holders of Series B Preferred Stock are

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         entitled to elect a director, the director so elected shall be appointed to each committee of the Corporation's Board of Directors, including, without limitation, the Corporation's Compensation Committee. The rights of the holders of the Series B Preferred Stock set forth in the first and fourth sentences of this Section 5A shall terminate upon the Purchasers ceasing to own beneficially and of record, at least 5% of the Common Stock Deemed Outstanding (excluding for purposes of this calculation any issuances by the Corporation of Common Stock, Options or Convertible Securities after May 31, 2000 other than pursuant to the Preferred Warrant and the Stock Option
         Plan).

                  5B. Other Voting Rights. The holders of the Initially Designated Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation's Bylaws, and except as otherwise required by applicable law, the holders of the Initially Designated Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share of Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

                  5C. Covenants. For purposes of the following, all Initially Designated Preferred Stock is entitled to vote as a class for purposes of subparagraphs (i)-(iii), only Series D Preferred Stock and Series F Preferred Stock is entitled to vote as a class for purposes of subparagraph (iv), only Series B Preferred Stock and Series C Preferred Stock is entitled to vote as a class for subparagraphs (v)-(x), and only Series B Preferred Stock is entitled to vote as a class for purposes of subparagraph (xi). So long as 20% of the relevant series of Initially Designated Preferred Stock originally issued by UST pursuant to the Purchase Agreements and assumed by the Corporation (excluding any Series B Preferred Stock issued upon exercise of the Preferred Warrants) remains outstanding, the affirmative vote of the holders of two-thirds of each of the then outstanding series of Initially Designated Preferred Stock, each voting together as a separate class or series, shall be necessary for the Corporation to:

                           (i) alter or change the preferences, rights or powers
                  of the relevant series of Preferred Stock (only the series directly affected is entitled to vote as a class under this provision);

                           (ii) increase or decrease the authorized number of
                  shares of the relevant series of Initially Designated Preferred Stock (only the affected series is entitled to vote as a class (or classes) under this provision);

                           (iii) directly or indirectly declare or pay any
                  dividends or make any distributions upon, or repurchase or redeem, any of its capital stock or other equity securities (or any securities directly or indirectly convertible into or exercisable or exchangeable for equity securities), other than
                  (i) with respect to the Series B Preferred Stock (Series C Preferred Stock's class voting rights are not so suspended, however), Series C Preferred Voting Stock (Series B Preferred Stock's class voting rights are not so suspended, however), and Series D Preferred Stock and Series F Preferred Stock (Series

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                  B Preferred Stock's and Series C Preferred Stock's class
                  voting rights are not so suspended, however), (ii) the repurchase of Options (or Common Stock issued upon exercise thereof) issued pursuant to the Stock Option Plans in accordance with their respective terms, (iii) the mandatory repurchase of the Bayview Warrant (or Common Stock issued upon exercise thereof) pursuant to Section 9 thereof as in effect on the Bayview Date;

                           (iv) issue any additional Series D Preferred Stock or
                  Series F Preferred Stock or create, authorize or issue any capital stock that ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) to the Series D Preferred Stock or Series F Preferred Stock (only Series D Preferred Stock and Series F Preferred Stock are entitled to vote as classes under this provision);

                           (v) amend, alter, repeal or waive any provision of
                  the Corporation's Certificate of Incorporation (including any certificate of amendment and whether by amendment, merger or otherwise) or the Bylaws (only Series B Preferred Stock and Series C Preferred Stock are entitled to vote as classes under this provision);

                           (vi) issue any additional Series B Preferred Stock
                  (other than in connection with the exercise of the Warrants) or Series C Preferred Stock or create, authorize or issue any capital stock that ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) to or pari passu with the Series B Preferred Stock or Series C Preferred Stock (only Series B Preferred Stock and Series C Preferred Stock are entitled to vote as classes under this provision);

                           (vii) merge or consolidate with any person or entity;
                  provided, that directly or indirectly wholly owned Subsidiaries of the Corporation may merge with and into the Corporation (only Series B Preferred Stock and Series C Preferred Stock are entitled to vote as classes under this provision);

                           (viii) sell, lease or otherwise dispose of any assets
                  of the Corporation and its Subsidiaries outside of the ordinary course of business, consistent with past custom and practice, except for the sale or disposition of all or substantially all of the assets and/or capital stock of any of Midnite Express International Courier, Inc., a California corporation, Midnite Express International Couriers, Limited, a company organized under the laws of England and Wales, and Midnite Express International (AUS) Pty Ltd., an Australian corporation (for these entities, Series C Preferred Stock's class voting rights are not so suspended, however) or Tricor America, Inc. (for this entity, Series B Preferred Stock's class voting rights are not so suspended, however), on terms and conditions approved by the Corporation's Board of Directors (only Series B Preferred Stock and Series C Preferred Stock are entitled to vote as classes under this provision);

                           (ix) liquidate, dissolve or effect a recapitalization
                  or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes) (only Series B Preferred Stock and Series C Preferred Stock are entitled to vote as classes under this provision);

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                           (x) create, incur, assume or suffer to exist, or
                  permit any Subsidiary to create, incur, assume or suffer to exist, any Liens on all or substantially all of the assets of the Corporation and its Subsidiaries with respect to any Indebtedness which is in excess of $5,000,000 in the aggregate (other than such Liens existing as of May 31, 2000 for Series B Preferred Stock class voting and August 31, 2000 for Series C Preferred Stock class voting) ("Existing Liens") and Liens securing Indebtedness which refinances, replaces or amends the Indebtedness secured by such Existing Liens (provided that such Liens shall not extend to property other than property subject to such Existing Liens) (only Series B Preferred Stock and Series C Preferred Stock are entitled to vote as classes under this provision); and

                           (xi) other with respect to the Permitted Issuances,
                  authorize the issuance of any Common Stock or Convertible Securities at a price below Market Price; provided, that in the event that the Corporation receives stockholders' approval pursuant to Section 5.07 of the Purchase Agreement (for Series B Preferred Stock), this clause (vi) shall automatically terminate and be of no further force and effect (only Series B Preferred Stock is entitled to vote as a class under this provision).

         Section 6. Conversion.

                  6A. Conversion Procedure.

                           (i) Subject to the terms of this Section 6, at any
                  time and from time to time, any holder of Preferred Stock may convert all or any portion of the Preferred Stock (including any fraction of a Share) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by:

                           (i) $9.00 for Series B Preferred Stock;

                           (ii) $6.00 for Series C Preferred Stock;

                           (iii) $8.00 for Series D Preferred Stock; and

                           (iv) $11.00 for Series F Preferred Stock;

                  and dividing the result by the Conversion Price then in effect.

                           (ii) Except as otherwise provided herein, each
                  conversion of Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Preferred Stock to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Preferred Stock shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

                           (iii) The conversion rights of any Share subject to
                  redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Redemption Price for such Share.

                           (iv) Notwithstanding any other provision hereof, if a
                  conversion of Preferred Stock is to be made in connection with a transaction affecting the Corporation, the conversion of any Shares of Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

                           (v) As soon as possible after a conversion has been
                  effected (but in any event within three (3) Business Days in the case of subparagraph (A) below), the Corporation shall deliver to the converting holder:

                                    (A) a certificate or certificates
                           representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                                    (B) payment of any amount payable under
                           subparagraph (x) below with respect to such conversion; and

                                    (C) a certificate representing any Shares
                           which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                           (vi) The issuance of certificates representing shares
                  of Conversion Stock upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

                           (vii) The Corporation shall not close its books
                  against the transfer of Preferred Stock or of Conversion Stock issued or issuable upon conversion of Preferred Stock in any manner which interferes with the timely conversion of Preferred Stock. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

                           (viii) The Corporation shall at all times reserve and
                  keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Preferred Stock. All shares of

                  Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Preferred Stock.

                           (ix) If any fractional interest in a share of
                  Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

                           (x) If the shares of Conversion Stock issuable by
                  reason of conversion of Preferred Stock are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder's option, upon surrender of the Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

                  6B. Conversion Price.

                           (i) In order to prevent dilution of the conversion
                  rights granted under this Section 6, the Conversion Price of each class of Preferred Stock shall be subject to adjustment from time to time pursuant to this Section 6B.

                           (ii) If and whenever after the original date of
                  issuance of the relevant class of Preferred Stock, the Corporation issues or sells, or in accordance with Section 6C is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Market Price of the Common Stock determined as of the date of such issue or sale, then immediately upon such issue or sale, the Conversion Price shall be reduced to the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction, the numerator of which shall be the sum of (1) the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale multiplied by the Market Price of the Common Stock determined as of the date of such issuance or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, and the denominator of which shall be the product derived by multiplying the Market Price of the Common Stock by the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

                           (iii) Notwithstanding the foregoing, there shall be
                  no adjustment to the Conversion Price hereunder with respect to the following (collectively referred to herein as the "Permitted Issuances"):

                                    (A) the issuance or granting of Common
                           Stock, Options or Convertible Securities to employees, officers, consultants and directors of the Corporation and its Subsidiaries or the exercise thereof pursuant to the Stock Option Plans;

                                    (B) the issuance or granting of Options for
                           up to 75,000 shares of Common Stock (as adjusted for any stock splits, reverse stock splits, share combinations, stock dividends or similar reclassifications) to employees and consultants of the Corporation outside of the Stock Option Plans;

                                    (C) for purposes of Series B Preferred Stock
                           Conversion Price adjustment only, the issuance of Series B Preferred Stock upon exercise of the Preferred Warrants;

                                    (D) the issuance of Common Stock upon
                           exercise of the Warrant To Purchase Common Stock of UST, dated as of September 24, 1999, issued to Bayview Capital Partners L.P. (the "Bayview Warrant");

                                    (E) the issuance of Common Stock upon
                           conversion of the Convertible Subordinated Note, dated as of September 24, 1999, issued by UST to CEX Holdings, Inc. (the "CEX Convertible Note");

                                    (F) the issuance of shares of Common Stock
                           to Jack D. Ashabranner II (or a trust solely for his benefit) in respect of a court-approved settlement of his claim against Corporate Express Delivery Systems, Inc., solely to meet any shortfall in the market value between the 600,000 shares of Common Stock that have been issued for the benefit of Mr. Ashabranner in respect of such settlement and the sum of $550,000, pursuant to the terms of such settlement; and

                                    (G) the issuance of Common Stock upon
                           exercise of the Common Warrants;

                                    (H) for Series C Preferred Stock, Series D
                           Preferred Stock, and Series F Preferred Stock Conversion Price adjustment only, the issuance of Series D Preferred Stock upon exercise of the Bridge Warrant or upon conversion of the Bridge Note;

                                    (I) for Series C Preferred Stock, Series D
                           Preferred Stock, and Series F Preferred Stock Conversion Price adjustment only, the issuance of Series C Preferred Stock upon exercise of the Series C Warrants; and

                                    (J) for Series C Preferred Stock, Series D
                           Preferred Stock, and Series F Preferred Stock Conversion Price adjustment only, the issuance of Common Stock upon conversion of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series F Preferred Stock.

                  6C. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph 6B, the following shall be applicable:

                           (i) Issuance of Rights or Options. If the Corporation
                  in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Market Price of the Common Stock determined as of such time, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           (ii) Issuance of Convertible Securities. If the
                  Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Market Price of the Common Stock determined as of such time, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                           (iii) Change in Option Price or Conversion Rate. If
                  the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of Section 6C, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Preferred Stock with a Conversion Price to be adjusted are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided, that
                  (A) no such change shall at any time cause the Conversion Price hereunder to be increased, and (B) no adjustment to the Conversion Price pursuant to this clause (iii) shall be made as a result of any adjustment to the exercise and/or conversion price with respect to the Bayview Warrant, the CEX Convertible Note, the Common Warrants, the Preferred Warrants (with respect only to Series B Preferred Stock), and with respect to the Series D Preferred Stock and Series F Preferred Stock only, the Series B Preferred Stock, the Series C Preferred Stock, the Series C Warrants, the conversion of the Bridge Note, and the exercise of the Bridge Note Warrants, pursuant to and in accordance with the antidilution protection provisions of such securities as in effect on:

                           (i) May 31, 2000 for Series B Preferred Stock;

                           (ii) August 31, 2000 for Series C Preferred Stock;

                           (iii) February 16, 2001 for Series D Preferred Stock; and

                           (iv) July 12, 2001 for Series F Preferred Stock.

                           (iv) Treatment of Expired Options and Unexercised
                  Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of Section 6C, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Preferred Stock with Conversion Price subject to adjustment shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Preferred Stock with Conversion Price subject to adjustment.

                           (v) Calculation of Consideration Received. If any
                  Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of at least two-thirds of the each then outstanding class of Preferred Stock voting as individual classes. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of at least two-thirds of each of the then outstanding classes of Preferred Stock voting as individual classes. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                           (vi) Integrated Transactions. In case any Option
                  (with respect to Series B Preferred Stock only, other than the Common Warrants and the Preferred Warrants) is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

                           (vii) Treasury Shares. The number of shares of Common
                  Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                           (viii) Record Date. If the Corporation takes a record
                  of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  6D. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  6E. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock held by such holders, is referred to herein as an "Organic Change". Subject to Section 4F, prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions to insure that each of the holders of Initially Designated Preferred Stock shall thereafter have the right to acquire and receive, in lieu of the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Initially Designated Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Initially Designated Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions to insure that the provisions of this Section 6 and Section 7 below shall thereafter be applicable to the Initially Designated Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

                  6F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Preferred Stock; provided, that no such adjustment shall increase the Conversion Price or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Preferred Stock as otherwise determined pursuant to this
         Section 6.

                  6G. Notices.

                           (i) Immediately upon any adjustment of the Conversion
                  Price, the Corporation shall give written notice thereof to all affected holders of Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

                           (ii) The Corporation shall give written notice to all
                  holders of Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record
                  (a) with respect to any dividend or distribution upon Common

                  Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                           (iii) The Corporation shall also give written notice
                  to the holders of Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

         Section 7. Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then each holder of Initially Designated Preferred Stock shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder's Initially Designated Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

         Section 8. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Preferred Stock. Upon the surrender of any certificate representing Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.

         Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

         Section 10. Definitions for Purposes of Article IV, Paragraph D.

For the purposes of this Section D of Article IV, the following definitions shall apply.

                  "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through ownership of voting securities, contract or otherwise.

                  "Bayview Date" means:

                  (i)  May 31, 2000 for Series B Preferred Stock;

                  (ii)  August 21, 2000 for Series C Preferred Stock;

                  (iii)  February 1, 2001 for Series D Preferred Stock; and

                  (iv)  February 1, 2001 for Series F Preferred Stock.

                  "Bayview Warrant" has the meaning set forth in Section
         6B(iii).

                  "Bridge Note" means the Convertible Bridge Notes issued to TH Li pursuant to certain Bridge Loan Agreements by and between UST and TH Li dated January 4, 2001 and January 31, 2001.

                  "Bridge Warrant" means a warrant to purchase Series D Preferred Stock issued by UST to TH Li pursuant to a certain Bridge Loan Agreement by and between UST and TH Li dated January 4, 2001.

                  "CEX Convertible Note" has the meaning set forth in Section 6B(iii)(E).

                  "Change of Control" means: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Corporation and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the Voting Securities of the Corporation, or (iii) the first day on which a majority of the members of the board of directors are not Continuing Directors, provided that a Change of Control shall not be deemed to occur with respect to any change to the Board of Directors as a result of the resignation or retirement of any Director in the ordinary course of business and such Director's seat on the Board of Directors is filled by a person appointed by the same stockholders or group of stockholders that appointed the resigning or retiring Director. "Change in Control" for purposes of Series D Preferred Stock and Series F Preferred Stock does not include any transaction between the Corporation and the Purchasers or TH Li.

                  "Change of Control Amount" has the meaning set forth in
         Section 4F(i).

                  "Change of Control Date" has the meaning set forth in Section 4F(i).

                  "Change of Control Notice" has the meaning set forth in
         Section 4F(iv).

                  "Change of Control Offer" has the meaning set forth in Section 4F(i).

                  "Change of Control Payment Date" has the meaning set forth in
         Section 4F(iv)(B).

                  "Common Stock" means, collectively, the Corporation's common stock, par value $0.004 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

                  "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraphs 6C(i) and 6C(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

                  "Common Warrants" means, collectively, the "Common Warrants" as defined in, and issued pursuant to, the Series B Purchase Agreement, and any warrants issued in exchange, substitution or replacement therefor.

                  "Continuing Directors" means individuals who constituted the Board of Directors of United Shipping and Technology, Inc., a Utah corporation, on February 28, 2001; provided, that any individual becoming a director during any year shall be considered to be an Continuing Director if such individual's election, appointment or nomination was recommended or approved by at least two-thirds of the other Continuing Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board of Directors of the Corporation, after the giving of a sufficient notice to each Continuing Director so as to provide a reasonable opportunity for such Continuing Directors to be present at such meeting.

                  "Conversion Price" means the initial conversion price of the Initially Designated Preferred Stock, as follows:

                  (i)  $9.00 for Series B Preferred Stock;

                  (ii)  $6.00 for Series C Preferred Stock;

                  (iii)  $.80 for Series D Preferred Stock; and

                  (iv)  $.55 for Series F Preferred Stock.

                  The Conversion Price is subject to adjustment from time to time as set forth in Section 6.

                  "Conversion Stock" means shares of the Corporation's Common Stock; provided, that if there is a change such that the securities issuable upon conversion of the Preferred Stock are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

                  "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

                  "Corporation" means Velocity Express Corporation, a Delaware corporation, or, where applicable (for example, in connection with agreements dated prior to the date of incorporation of the Corporation under the GCL), UST. Where applicable, reference to certain agreements of the Corporation entered into prior to its incorporation under the GCL refer to those as assumed by the surviving entity as a matter of law under the expected merger between the Corporation and UST.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Existing Liens" has the meaning set forth in Section 5C(x).

                  "Indebtedness" means at a particular time, without duplication, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness or other liability evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business which are not more than ninety (90) days past due), (d) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (e) any indebtedness or other liability guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (f) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (g) any indebtedness or other liability secured by a Lien on a Person's assets.

                  "Initially Designated Preferred Stock" means the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, and Series F Preferred Stock.

                  "Junior Securities" has the meaning set forth in Section 1.

                  "Lien" means any lien, mortgage, pledge, security interest, restriction, charge or other encumbrance.

                  "Liquidation Event" has the meaning set forth in Section 3.

                  "Liquidation Value" of any Share as of any particular date shall be equal to:

                  (i)  $9.00 for Series B Preferred Stock;

                  (ii)  $6.00 for Series C Preferred Stock;

                  (iii)  $8.00 for Series D Preferred Stock; and

                  (iv)  $11.00 for Series F Preferred Stock.

                  "Mandatory Redemption Stock" means the Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock.

                  "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of the twenty (20) consecutive trading days immediately prior to the day as of which "Market Price" is being determined. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of at least two-thirds of each of the then outstanding classes of Preferred Stock, voting as individual classes. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of at least two-thirds of each of the then outstanding classes Preferred Stock, voting as individual classes. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

                  "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

                  "Permitted Issuances" means the acts described in Section 6B(iii).

                  "Person" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Preferred Warrants" means, collectively, the "Preferred Warrants" and the "Additional Warrants" as defined in, and issued pursuant to, the Purchase Agreements, and any warrants issued in exchange, substitution or replacement thereof.

                  "Purchase Agreement" means:

                  (i) with respect to Series B Preferred Stock, the Securities Purchase Agreement, dated as of May 15, 2000, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms;

                  (ii) with respect to Series C Preferred Stock, the Securities Purchase Agreement, dated as of September 1, 2000, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms;

                  (iii) with respect to Series D Preferred Stock, the Securities Purchase Agreement, dated as of February 1, 2001, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms; and

                  (iv) with respect to Series F Preferred Stock, the Subscription Note Purchase Agreements by and among the Corporation and certain investors, as such agreements may from time to time be amended in accordance with their terms.

                  "Purchasers" means the "Purchasers" as defined in the Purchase Agreements and their respective Affiliates.

                  "Redemption Date" means the dates set out in Section 4A for redemption of the Mandatory Redemption Stock.

                  "Redemption Price" means the price paid for mandatory redeemed shares, as set forth in Section 4B.

                  "Series B Preferred Stock" has the meaning set forth in
         Article IV, C.1, Section 1.

                  "Series C Preferred Stock" has the meaning set forth in
         Article IV, C.1, Section 1.

                  "Series D Preferred Stock" has the meaning set forth in
         Article IV, C.1, Section 1.

                  "Series F Preferred Stock" has the meaning set forth in
         Article IV, C.1, Section 1.

                  "Series C Warrants" means, collectively, the "Series C Warrants" as defined in, and issued pursuant to, Securities Purchase Agreement dated as of September 1, 2000, by and among UST and certain investors, as such agreement may from time to time be amended in accordance with its terms, and any warrants issued in exchange, substitution or replacement therefor.

                  "Share" has the meaning set forth in Section 3.

                  "Stock Option Plans" means, collectively, the Corporation's 1995 Stock Option Plan, 1996 Director Stock Option Plan and 2000 Stock Option Plan.

                  "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

                  "TH Li" means collectively TH Lee.Putnam Internet Partners, LP, a Delaware limited partnership, TH Lee.Putnam Internet Parallel Partners, LP, a Delaware limited partnership, THLi Coinvestment Partners LLC, a Delaware limited liability company, and Blue Star I, LLC, a Delaware limited liability company.

                  "Voting Securities" means securities of the Corporation ordinarily having the power to vote for the election of directors of the Corporation; provided, that when the term "Voting Securities" is used with respect to any other Person it means the capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

                  "UST" means United Shipping and Technology, Inc., a Utah corporation and the Corporation's predecessor.

         Section 11. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 12 hereof without the prior written consent of the holders of at least two-thirds of each series of Preferred Stock outstanding, voting as individual series, at the time such action is taken.

         Section 12. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

                                    ARTICLE V

         Adoption, Amendment or Repeal of Bylaws; Right of Inspection. In furtherance, and not in limitation, of the powers conferred by law, the Board of Directors is expressly authorized and empowered:

         (A) to adopt, amend or repeal the Bylaws of the Corporation, provided, however, that any Bylaws adopted by the Board of Directors under the powers hereby conferred may be amended or repealed by the Board of Directors or by the stockholders having voting power with respect thereto; and

         (B) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined, or as expressly provided in the Purchase Agreements, this Certificate of Incorporation or in any Preferred Stock Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by law.

         The Corporation may in its Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by law.

                                   ARTICLE VI

         The number of directors of this Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                   ARTICLE VII

         Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

                                  ARTICLE VIII

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

                                   ARTICLE IX

         A director of this Corporation shall, to the fullest extent permitted by the GCL as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the GCL is amended after incorporation of this Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

         Any amendment, repeal or modification of this Article IX by the stockholders of this Corporation shall not apply to or adversely affect any right or protection of a director of this Corporation existing at the time, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to such amendment, repeal, modification or adoption.

                                    ARTICLE X

         To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which General Corporation Law of Delaware permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law of Delaware(statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

         Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

                                   ARTICLE XI

         On the date any of the Corporation's securities are registered pursuant to Section 12 of the Exchange Act of 1934, as amended, any action required or permitted to be taken by the stockholders of the Corporation must be taken at an annual or special meeting of the stockholders and may not be taken by any consent in writing by such stockholders.

                                   ARTICLE XII

         This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XIII

         The name and address of the incorporator is:

         Wesley C. Fredenburg
         9850 51st Avenue North, Suite 110
         Minneapolis, Minnesota 55442

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on this 5th day of December, 2001.

                                         /s/ Wesley C. Fredenburg
                                         ---------------------------------------
                                         Wesley C. Fredenburg, Incorporator